Exhibit 11.1


                               FREEPORT-McMoRan INC.
                      COMPUTATION OF NET INCOME PER COMMON AND
                               COMMON EQUIVALENT SHARE

                                Three Months                 Six Months
                               Ended June 30,               Ended June 30,
                          -------------------------   ------------------------
                             1996          1995          1996          1995
                          ----------    -----------   ----------    ----------
                                (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable
   to common stock           $12,126       $265,485      $32,255      $284,876
                          ==========    ===========   ==========    ==========
  Average common shares
   outstanding                26,806         24,487       27,029        23,636
  Common stock equivalents:
    Stock options                339            150          383           117
                          ----------     ----------   ----------    ----------
  Common and common equivalent
   shares                     27,145         24,637       27,412        23,753
                          ==========     ==========   ==========    ==========
  Net income per common and common
   equivalent share            $0.45         $10.78        $1.18        $11.99
                               =====         ======        =====        ======
Fully diluted:
  Net income applicable to
   common stock:
  Net income                 $12,126       $265,485      $32,255      $284,876
  Plus preferred dividends         -          1,096            -         6,564
  Plus interest, net of tax
  effect, on convertible
  subordinated debentures          -          6,707            -        15,921
                          ----------    -----------   ----------    ----------
  Net income applicable to
  common stock               $12,126       $273,288      $32,255      $307,361
                          ==========    ===========   ==========    ==========
  Average common shares
   outstanding                26,806         24,487       27,029        23,636
  Common stock equivalents:
    Stock options                339            155          383           119
  Convertible securities:
    Preferred stock                -            393            -         1,176
   Convertible subordinated
     debentures                    -          4,525            -         4,707
                          ----------    -----------   ----------    ----------
  Common and common
   equivalent shares          27,145         29,560       27,412        29,638
                          ==========    ===========   ==========    ==========
  Net income per common and common
   equivalent share            $0.45          $9.25        $1.18        $10.37
                               =====          =====        =====        ======